Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-257413, 333-220186, 333-198674, 333-183488, and 333-159159 on Form S-8 and Registration Statement Nos. 333-265244 and 333-215672 on Form S-3 of our report dated March 19, 2024 (March 27, 2025 as to Note 19), relating to the 2023 consolidated financial statements of Harrow, Inc., appearing in this Annual Report on Form 10-K of Harrow, Inc. for the year ended December 31, 2024.

/s/ KMJ Corbin & Company LLP

Glendora, California
March 27, 2025